Exhibit 99.1

FOR IMMEDIATE RELEASE

AMB PROPERTY CORPORATION ANNOUNCES SECOND QUARTER
2004 RESULTS

Strengthening Core Operations and Development Program Drive Better-Than-Expected Quarterly Results

SAN FRANCISCO, July 13, 2004 – AMB Property Corporation (NYSE:AMB), a leading global developer and owner of industrial real estate, today reported second quarter 2004 earnings per share (EPS) of $0.22 exceeding the company’s guidance of $0.19 to $0.20 per share. The better-than-expected EPS results stem from strong core operations and timing of profits from the company’s land and development sales program that had been anticipated later in the year. The quarter’s EPS results compare to EPS of $0.19 reported in the same period last year.

In the first half of 2004, EPS was $0.41 per share compared with $0.89 in the first half of 2003. The first half 2003 results included $0.47 of gains on sale from discontinued operations and dispositions, compared with $0.02 in the first six months of 2004.

The company’s industrial operating portfolio was 93.6% leased as of June 30, 2004, up 90 basis points from March 31, 2004 and up 210 basis points from June 30, 2003. Preliminary data from Torto Wheaton Research indicate national industrial occupancy at the end of the second quarter was 88.6%, representing a 30 basis point increase from March 31, 2004 — the first improvement in national occupancy in 14 quarters.

Cash-basis same store net operating income (NOI) decreased 6.1% in second quarter 2004, driven by lower rents on lease renewals in the current period and receipt of lease termination fees in the same quarter in 2003, partially offset by current period occupancy improvements. Without the effect of lease termination fees, same store NOI declined 1.6%. For the year to date, same store NOI declined 4.4%; without the impact of lease termination fees, year to date same store NOI was down 2.3%.

Hamid R. Moghadam, chairman and CEO, said, “The industrial market continued to strengthen in the quarter. The Industrial Production index exceeds its June 2000 peak level and has now posted 11 consecutive months of expansion. The combination of increased levels of business spending and the historically low inventory-to-sales ratio appear to be translating into increased demand for industrial real estate. Preliminary estimates indicate that positive absorption of industrial space nationally now exceeds its normalized level of 40 million square feet per quarter — a level not seen since year-end 2000. AMB is well positioned to help our customers in this environment.”

Pier 1, Bay 1     San Francisco, California 94111     Main 415 394.9000     Fax 415 394.9001     www.amb.com

Investment Activity

During the second quarter, AMB acquired 2.7 million square feet in 39 buildings for a total acquisition cost of $305.1 million. Significant acquisitions in the quarter expanded the company’s industrial holdings in northern New Jersey, marked AMB’s initial investment at Amsterdam Airport Schiphol, and completed the acquisition of the final phase of the previously announced International Airport Centers (IAC) portfolio with four buildings at JFK International Airport and a single facility at Houston’s George Bush Intercontinental Airport.

During the quarter, the company stabilized 470,600 square feet of newly developed facilities in Los Angeles and Mexico City. Together, the fully leased facilities have a total investment of $26.9 million. The company’s industrial development and renovation pipeline in North America, Europe and Asia totals an estimated 6.2 million square feet with deliveries slated through 2006. Expected investment in the current development pipeline now totals $353.8 million.

AMB’s president, W. Blake Baird, commented, “We continue to grow our global trade-focused portfolio of distribution properties through new development and acquisition. We added more than 1.5 million square feet in the quarter to our northern New Jersey/New York portfolio and now can offer customers facility options in more than 10 million square feet in this important gateway market.

“In Europe,” continued Baird, “we entered Amsterdam, the fourth of our European target markets, with the acquisition of the newly developed and airport-adjacent AMB Capronilaan Logistics Center. Amsterdam serves as our European headquarters and Amsterdam Airport Schiphol is Europe’s third largest cargo airport and an important link in both pan-European and global trade. Demand for state-of-the-art distribution space in this market is strong and allowed us to fully lease the new facility prior to completion of construction.”

The quarter included dispositions of two buildings for an aggregate $12.9 million. In addition, the company generated $2.6 million of net development profits through sales of land and projects from the company’s development for sale pipeline.

Prospective Target Markets

In May, AMB appointed executive vice president David S. Fries as chairman of AMB China, Ltd. Mr. Fries has relocated to Shanghai and is leading the company’s evaluation of industrial development opportunities at airport and seaport locations in Shanghai, Beijing and the Pearl River Delta.

“Explosive growth in China’s economy and its position as a world trading partner are creating significant customer demand for distribution facilities that meet international design specifications,” said Mr. Moghadam. “Our logistics facilities experience at global ports and airports is of interest to both government and corporate real estate leaders who are seeking partners in the planning and building of China’s emerging logistics real estate market. To the extent we can identify value-enhancing solutions for both our customers and shareholders, we would expect China to represent an important part of our expanding global platform. David’s professional background, strategic acumen, and management skills uniquely qualify him to evaluate AMB’s opportunities in China.”

Financing Activities

Also during the quarter and as previously announced, AMB completed the early renewal of its senior unsecured revolving line of credit in the amount of $500 million. The three-year credit facility includes a multi-currency component under which up to $250 million can be drawn in yen, euros or pounds sterling. The line, which matures in June 2007 and carries a one-year extension option, can be increased to $700 million upon certain conditions, and replaces the company’s previous $500 million credit facility that was to mature in December 2005. The line is priced at 60 basis points over the applicable LIBOR index, with an annual facility fee of 20 basis points, based on the current credit rating of AMB’s long-term debt.

During the quarter, the company completed a series of financings in support of its global operations. AMB, through a subsidiary, entered into an unsecured revolving credit facility for loans of up to 24 billion Japanese yen (approximately $220 million at current exchange rates). The facility is currently priced at TIBOR plus 60 basis points with an annual facility fee of 20 basis points. The facility matures in June 2007 and has a one-year extension option.

Continuing the company’s strategy of borrowing in local currencies to fund international investments, the company completed its first yen-based long-term financing with the closing of seven-year financing on four AMB-owned properties in greater Tokyo totaling 4.5 billion Japanese yen (approximately $41 million at current exchange rates). The debt carries a fixed interest rate of 2.94 percent.

Staffing Updates

During the quarter, the company announced three officer promotions. In Chicago, Steven T. Kimball has been named Senior Vice President, Regional Manager. In San Francisco, Tracy M. Abels has been promoted to Vice President, Associate Counsel and Michael P. Brown has been promoted to Vice President, Capital Markets. Further, in Amsterdam, AMB announced the appointment of Arthur Tielens as Vice President and Regional Manager Europe, and Mo Barzegar as Chief Investment Officer Europe.

Mr. Baird stated, “Our customers around the world should benefit from the abilities and sustained contributions of these officers. They are committed to helping create superior total returns for our investors and enduring excellence for AMB.”

Supplemental Earnings Measure

AMB reports funds from operations per fully diluted share and unit (FFOPS) in accordance with the standards established by NAREIT. Second quarter 2004 FFOPS increased nearly six percent to $0.55 from $0.52 at June 30, 2003, exceeding the company’s guidance of $0.52 — $0.53 per share. The improved results were due to stronger core operations and $0.02 of development profits realized in the quarter that had been expected later in the year. FFOPS for the first half of 2004 was $1.08, below 2003 FFOPS for the same period of $1.13.

Included in the footnotes to the company’s attached financial statements is a discussion of why management believes FFO is a useful supplemental measure of operating performance, of ways in which investors might use FFO when assessing the company’s financial performance, and of FFO’s limitations as a measurement tool.

A reconciliation from net income to funds from operations is provided in the attached tables and published in AMB’s quarterly supplemental analyst package, available on the company’s website at www.amb.com.

Conference Call and Supplemental Information

The company will host a conference call to discuss the quarter’s results on Wednesday, July 14, 2004 at 1:00 PM EDT/10:00 AM PDT. Stockholders and interested parties may listen to a live broadcast of the conference call by dialing +1 877 359 6098 and using reservation code 8349916 or by webcast through a link on the company’s website at www.amb.com.

If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 12:00 PM PDT on Wednesday, July 14, 2004. The telephone replay will be available until 5:00 PM PDT on Friday, August 13, 2004 and can be accessed by dialing +1 800 642 1687 or +1 706 645 9291 and using reservation code 8349916. The webcast can be accessed through a link on the company’s website at www.amb.com and will be available until 5:00 PM PDT on Friday, August 13, 2004.

In addition, the company will post a summary of the guidance given on the call and a supplement detailing the components of net asset value to the Investor Information portion of its website on Wednesday, July 21, 2004 by 5:00 PM PDT.

AMB Property Corporation. Local partner to global trade.™

AMB Property Corporation is a leading owner and operator of industrial real estate, focused on major hub and gateway distribution markets throughout North America, Europe and Asia. As of June 30, 2004 AMB owned, managed and had renovation and development projects totaling 106.7 million square feet (9.9 million square meters) and 1,105 buildings in 37 markets within eight countries. AMB invests in properties located predominantly in the infill submarkets of its targeted markets. The company’s portfolio is comprised of High Throughput Distribution® facilities –

industrial properties built for speed and located near airports, seaports and ground transportation systems.

AMB’s press releases are available on the company website at www.amb.com or by contacting the Investor Relations department at +1 877 285 3111.

This document contains forward-looking statements such as the company’s interpretation of trends regarding national and portfolio industrial space absorption; size and timing of deliveries and total investment in development projects; goals regarding amount of non-U.S. investment; and timing and use of funds for planned refinancing activity, which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve numerous risks and uncertainties and should not be relied upon as predictions of future events. The events or circumstances reflected in our forward-looking statements might not occur. We assume no obligation to update or supplement forward-looking statements. For further information on factors that could impact AMB and the statements contained herein, reference should be made to AMB’s filings with the Securities and Exchange Commission, including AMB’s annual report on Form 10-K for the year ended December 31, 2003.

AMB CONTACT

Lauren L. Barr
Direct	+1 415 733 9477
Fax	+1 415 394 9001
Email	lbarr@amb.com

CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	As of
	June 30, 2004	March 31, 2004	December 31, 2003
Assets
Investments in real estate:
Total investments in properties	$6,062,451	$5,730,654	$5,491,707
Accumulated depreciation	(546,881)	(511,611)	(474,452)

Net investments in properties	5,515,570	5,219,043	5,017,255
Investment in unconsolidated joint ventures	52,579	54,006	52,009
Properties held for divestiture, net	39,246	9,628	11,751

Net investments in real estate	5,607,395	5,282,677	5,081,015
Cash and cash equivalents	146,136	150,903	156,663
Mortgages receivable	23,594	23,620	43,145
Accounts receivable, net	96,524	92,081	88,452
Other assets	76,958	69,669	51,391

Total assets	$5,950,607	$5,618,950	$5,420,666

Liabilities and Stockholders’ Equity
Secured debt	$1,552,084	$1,457,630	$1,363,890
Unsecured senior debt securities	1,025,000	1,025,000	925,000
Unsecured debt	9,334	9,482	9,628
Unsecured credit facilities	428,502	261,369	275,739
Accounts payable and other liabilities	256,574	208,614	187,095

Total liabilities	3,271,494	2,962,095	2,761,352
Minority interests:
Joint venture partners	699,521	663,087	659,487
Preferred unitholders	241,899	241,873	241,899
Limited partnership unitholders	88,917	89,688	91,029

Total minority interests	1,030,337	994,648	992,415
Stockholders’ equity:
Common stock	1,545,572	1,558,995	1,563,526
Preferred stock	103,204	103,212	103,373

Total stockholders’ equity	1,648,776	1,662,207	1,666,899

Total liabilities and stockholders’ equity	$5,950,607	$5,618,950	$5,420,666

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues
Rental revenues	$162,704	$145,433	$326,300	$293,215
Private capital income	2,922	3,555	5,351	5,916

Total revenues	165,626	148,988	331,651	299,131

Costs and expenses
Property operating costs	(42,763)	(38,053)	(85,981)	(77,493)
Depreciation and amortization	(38,880)	(38,150)	(76,487)	(71,500)
General and administrative	(15,081)	(12,122)	(29,959)	(24,010)

Total costs and expenses	(96,724)	(88,325)	(192,427)	(173,003)

Operating income	68,902	60,663	139,224	126,128

Other income and expenses
Equity in earnings of unconsolidated joint ventures	944	1,622	2,653	2,857
Interest income and other, net	486	1,384	1,992	2,491
Gains from dispositions of real estate	—	—	—	7,429
Development profits, net of taxes	3,235	—	3,235	—
Interest expense, including amortization	(39,961)	(36,242)	(79,784)	(72,157)

Total other income and expenses	(35,296)	(33,236)	(71,904)	(59,380)

Income before minority interests and discontinued operations	33,606	27,427	67,320	66,748

Minority interests’ share of income:
Joint venture partners’ share of operating income	(9,379)	(8,242)	(18,335)	(15,779)
Joint venture partners’ share of development profits	(749)	—	(749)	—
Preferred unitholders	(4,912)	(6,379)	(9,824)	(12,759)
Limited partnership unitholders	(777)	(601)	(1,761)	(1,967)

Total minority interests’ share of income	(15,817)	(15,222)	(30,669)	(30,505)

Income from continuing operations	17,789	12,205	36,651	36,243

Discontinued operations:
Income attributable to discontinued operations, net of minority interests	253	2,259	(503)	9,570
Gain from disposition of real estate, net of minority interests	2,161	3,662	1,875	31,691

Total discontinued operations	2,414	5,921	1,372	41,261

Net income	20,203	18,126	38,023	77,504
Preferred stock dividends	(1,783)	(2,195)	(3,566)	(4,318)

Net income available to common stockholders	$18,420	$15,931	$34,457	$73,186

Net income per common share (diluted)	$0.22	$0.19	$0.41	$0.89

Weighted average common shares (diluted)	84,535,762	82,465,984	84,765,719	82,520,038

CONSOLIDATED STATEMENTS OF FUNDS FROM OPERATIONS (1)
(dollars in thousands, except share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2004	2003 (2)	2004	2003 (2)
Net income	$20,203	$18,126	$38,023	$77,504
Gain from disposition of real estate, net of minority interests	(2,161)	(3,662)	(1,875)	(39,120)
Real estate related depreciation and amortization:
Total depreciation and amortization	38,880	38,150	76,487	71,500
Discontinued operations’ depreciation	87	184	731	2,007
FF& E depreciation	(161)	(189)	(336)	(378)
Adjustments to derive FFO from consolidated JVs:
Joint venture partners’ minority interests (NI)	9,379	8,242	18,335	15,779
Limited partnership unitholders’ minority interests (NI)	777	601	1,761	1,967
Limited partnership unitholders’ minority interests (Development profits)	143	—	143	—
Discontinued operations’ minority interests (NI)	558	786	786	1,451
FFO attributable to minority interests	(18,118)	(15,519)	(35,979)	(30,502)
Adjustments to derive FFO from unconsolidated JVs:
AMB’s share of net income	(944)	(1,622)	(2,653)	(2,857)
AMB’s share of FFO	1,935	2,645	4,428	5,275
Preferred stock dividends	(1,783)	(2,195)	(3,566)	(4,318)

Funds from operations	$48,795	$45,547	$96,285	$98,308

FFO per common share and unit (diluted)	$0.55	$0.52	$1.08	$1.13

Weighted average common shares and units (diluted)	89,288,954	87,302,896	89,520,249	87,364,056

(1)	The Company believes that net income, as defined by GAAP, is the most appropriate earnings measure. However, the Company considers funds from operations, or FFO, as defined by NAREIT, to be a useful supplemental measure of its operating performance. FFO is defined as net income, calculated in accordance with GAAP, less gains (or losses) from dispositions of real estate held for investment purposes and real estate-related depreciation, and adjustments to derive the Company’s pro rata share of FFO of consolidated and unconsolidated joint ventures. Further, the Company does not adjust FFO to eliminate the effects of non-recurring charges. The Company believes that FFO, as defined by NAREIT, is a meaningful supplemental measure of its operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. The Company believes that the use of FFO, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful. The Company considers FFO to be a useful measure for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, FFO can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies. While FFO is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO also does not consider the costs associated with capital expenditures related to the Company’s real estate assets nor is FFO necessarily indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO may not be comparable to FFO reported by other real estate investment trusts that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company does.

(2)	Effective January 1, 2003, the Company discontinued its practice of deducting amortization of investments in leasehold interest from FFO as such an adjustment is not provided for in NAREIT’s FFO definition. As a result, FFO for the periods presented has been adjusted to reflect the changes.